EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Names LeAnn Nealz Executive Vice President/Chief Design Officer

Warrendale, PA, April 22, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) announces the appointment of LeAnn Nealz to Executive Vice President and Chief Design Officer. In this newly-created position, Ms. Nealz will be responsible for both men's and women's design. She will report to Roger Markfield, President and Vice Chairman. Ms. Nealz will join the Company in early June.

"We are thrilled to welcome LeAnn to American Eagle Outfitters. She brings extensive design experience and creative vision to our highly-talented design team," said Roger Markfield. "LeAnn will add tremendous value as we continue building American Eagle as the premiere lifestyle brand for 15-25 year olds."

Ms. Nealz joins American Eagle with over 20 years of design experience at leading brands, including Gap, Theory, Banana Republic and Calvin Klein. Most recently, she led design for babyGap and GapKids.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 744 AE stores in 49 states, the District of Columbia and Puerto Rico, 64 AE stores in Canada, and 109 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857